EXHIBIT 99.A7
                               Exhibit 1(A)(5)(a)

                       Specimen Flexible Premium Variable

                              Life Insurance Policy

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

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IN THIS POLICY Western Reserve Life Assurance Co. Of Ohio will be referred to as
WE, OUR or US.

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WE AGREE to pay the Death Benefit Proceeds to the Beneficiary upon the death of the Surviving Insured when we receive proof that both Joint Insureds died while this Policy is in force. THE AMOUNT OF THE DEATH BENEFIT PROCEEDS WILL INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS.

WE AGREE to pay the Net Surrender Value to the Owner if at least one of the Joint Insureds is alive on the Maturity Date and this Policy is in force. CASH VALUES WILL INCREASE OR DECREASE IN ACCORDANCE WITH THE POLICY VALUE PROVISIONS AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT. CASH VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE PROVISIONS on the following pages are part of this Policy.

IN WITNESS WHEREOF, we have signed this Policy at our Office in Clearwater, Florida as of the Policy Date


          /s/ WILLIAM H. GEIGER                 JOHN R.KENNEY
                Secretary                         President

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RIGHT TO EXAMINE POLICY - The Owner may cancel this Policy by returning it to us at P.O. Box 5068, Clearwater, Florida 34618 or to the representative through whom it was purchased within the later of: (a) 45 days after the application was signed; (b) 10 days after receipt of this Policy; or (c) 10 days after we mail or deliver the Notice of Withdrawal Right. If the Policy is returned within this period, it will be void from the beginning and a refund will be made to the Owner. The refund will equal the sum of:

1. The difference between the premiums paid and the amounts allocated to any Accounts under the Policy; plus
2. The total amount of monthly deductions made and any other charges imposed on amounts allocated to the Accounts; plus
3. The value of amounts allocated to the Accounts on the date we or our agent receive the returned Policy.

If state law prohibits the calculation above, the refund will be the total of all premiums paid for this Policy.

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       Joint Survivorship Flexible Premium Variable Life Insurance Policy
          Death Benefit Proceeds Payable at Death of Surviving Insured
                             Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
         Flexible Premiums Payable During Lifetime of Surviving Insured
                             Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results

                                  POLICY GUIDE

POLICY SCHEDULE.........................................................   3

RIDER INFORMATION.......................................................   4

TABLE OF GUARANTEED RATES...............................................   4A

DEFINITIONS.............................................................   5

GENERAL PROVISIONS......................................................   6

DEATH BENEFIT PROVISIONS................................................   8

SEPARATE ACCOUNT PROVISIONS.............................................   9

PREMIUM PROVISIONS......................................................  11

POLICY VALUE PROVISIONS.................................................  12

POLICY SPLIT OPTION.....................................................  15

SETTLEMENT OPTIONS......................................................  16

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                                  ENDORSEMENTS


                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                                 POLICY SCHEDULE

JOINT INSUREDS:                                                       POLICY NUMBER:                    01-12345678
    JOHN DOE
    JANE DOE

SPECIFIED AMOUNT:                                $100,000.00          POLICY DATE:                      DECEMBER 30, 1994

OPTION TYPE:                                               A          RECORD DATE:                      MARCH 28, 1995

PLANNED PREMIUM:                                   $2,000.00          NO LAPSE DATE:                    DECEMBER 30, 2020

PAYMENT FREQUENCY:                                  ANNUALLY          MATURITY DATE:                    DECEMBER 30, 2055

                                                                      INITIAL PREMIUM:                  $2,000.00

                                                                      MINIMUM MONTHLY
                                                                      GUARANTEE PREMIUM:                $16.30  YRS 1+

MINIMUM SPECIFIED AMOUNT                                               $100,000

SEPARATE ACCOUNT PROVISIONS

    SEPARATE ACCOUNT:                                                  WRL SERIES LIFE ACCOUNT

    MORTALITY AND EXPENSE RISK  CHARGE:                                .00002455

POLICY VALUE PROVISIONS

    NET PREMIUM FACTOR

        POLICY YEARS 1-10                                              94.00%
        POLICY YEARS  11+                                              97.50%

    MONTHLY POLICY CHARGE

        INITIAL:                                                       $ 5.00
        GUARANTEED:                                                    $10.00

MONTHLY DEATH BENEFIT GUARANTEE CHARGE:                              $.04 PER $1,000 SPECIFIED AMOUNT

GUIDELINE PREMIUM:                                                     $968.05

DEFERRED SURRENDER CHARGES

    ISSUE CHARGE:                                                      $5.00 PER $1,000 SPECIFIED AMOUNT

    INITIAL PERCENTAGE:                                                26.5%

    EXCESS PERCENTAGE:                                                 4.2%

SURRENDER CHARGE PERCENTAGE

    END OF POLICY YEAR*             AT ISSUE                           1-10      11      12      13       14       15      16+
    PERCENTAGE                           100%                          100%      80%     60%     40%      20%      0%      0%

* THE CHARGE ON ANY DATE OTHER THAN AN ANNIVERSARY WILL BE INTERPOLATED BETWEEN THE TWO END OF YEAR CHARGES.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                               CLEARWATER, FLORIDA

POLICY NUMBER:    01-12345678

                                RIDER INFORMATION

                                      NONE

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                               CLEARWATER, FLORIDA

                           POLICY NUMBER: 01-12345678

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

      GUARANTEED RATE BASIS FOR INITIAL SPECIFIED AMOUNT ON JOINT INSUREDS
              COMMISSIONERS 1980 STANDARD ORDINARY MORTALITY TABLE

JOHN DOE
        MALE   AGE39     NONSMOKER     STANDARD

JANE DOE

        FEMALE AGE40  NONSMOKER        STANDARD

THE ANNUAL RATE REFLECTS THE MAXIMUM COST OF INSURANCE PER $1,000. THE MONTHLY COST OF INSURANCE CALCULATIONS WILL USE ONE-TWELFTH OF THESE RATES.

     LICY YEAR           ANNUAL RATE       POLICY YEAR            ANNUAL RATE
          1                 .00444            31                    9.87996
          2                 .01476            32                   11.64876
          3                 .02736            33                   13.91700
          4                 .04260            34                   16.44756
          5                 .06084            35                   19.64808
          6                 .08220            36                   23.44668
          7                 .10800            37                   27.82332
          8                 .13848            38                   32.78028
          9                 .17472            39                   38.31960
         10                 .21708            40                   44.49156
         11                 .26796            41                   51.46224
         12                 .32748            42                   59.44236
         13                 .39972            43                   68.64240
         14                 .48792            44                   79.26852
         15                 .59232            45                   91.28688
         16                 .71784            46                  104.62836
         17                 .86532            47                  119.05536
         18                1.03740            48                  134.46900
         19                1.23312            49                  150.67020
         20                1.45980            50                  167.61948
         21                1.73004            51                  185.30844
         22                2.05284            52                  203.95332
         23                2.44560            53                  223.92540
         24                2.93100            54                  245.97180
         25                3.52668            55                  271.77768
         26                4.23840            56                  305.56296
         27                5.07888            57                  355.42488
         28                6.04332            58                  436.66152
         29                7.14264            59                  577.07100
         30                8.40312            60                  813.18444
                                              61                  999.99996

                                     Page 4A

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                                   DEFINITIONS

ACCOUNTS. Allocation options including the Fixed Account and the Subaccounts of the Separate Account.

ANNIVERSARY. The same day and month as the Policy Date for each succeeding year the Policy remains in force.

BENEFICIARY. The person or persons specified by the Owner to receive the Death Benefit Proceeds upon the death of the Surviving Insured.

DEATH BENEFIT PROCEEDS. The amount payable upon the death of the Surviving Insured in accordance with the Death Benefit Provisions of this Policy.

FIXED ACCOUNT. An allocation option other than the Separate Account.

INITIAL PREMIUM. The amount which must be paid before coverage begins. The amount is shown on the Policy Schedule Page.

JOINT INSUREDS. The persons whose lives are insured under this Policy as shown on the Policy Schedule Page.

MATURITY DATE. The date when coverage under the Policy will terminate if the Policy is in force.

MONTHIVERSARY. The day of each month coinciding with the Policy Date. If there is no day in a calendar month which coincides with the Policy Date, the Monthiversary will be the first day of the next month.

NET SURRENDER VALUE. The amount payable upon surrender in accordance with the Policy Value Provisions of this Policy.

OFFICE. Refers to our Administrative Office located in Clearwater, Florida.

POLICY DATE. The date coverage is effective and monthly deductions commence under the Policy. Policy months, years and anniversaries are measured from the Policy Date, as shown on the Policy Schedule Page.

RECORD DATE. The date the Policy is recorded on our books as an in force Policy. The Record Date is shown on the Policy Schedule Page.

RIDER. Any attachment to this Policy which provides additional coverages or benefits.

SEC. The Securities and Exchange Commission.

SEPARATE ACCOUNT. A separate investment account shown on the Policy Schedule Page which is composed of several Subaccounts established to receive and invest net premiums under the Policy.

SUBACCOUNT. A sub-division of the Separate Account. Each Subaccount invests exclusively in the shares of a specified series fund portfolio.

SURVIVING INSURED. The Joint Insured who remains alive after the other Joint Insured has died.

VALUATION DATE. Any day we are required by law to value the assets of the Separate Account.

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VALUATION PERIOD. The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.

WE, OUR, US.  Western Reserve Life Assurance Co. of Ohio.

WRITTEN NOTICE. Written Notice means a notice by the Owner to us requesting or exercising a right of the Owner as provided in the Policy provisions. In order for a notice to be considered a Written Notice, it must: be in writing, signed by the Owner; be in a form acceptable to us; and contain the information and documentation, as determined in our sole discretion, necessary for us to take the action requested or for the Owner to exercise the right specified. A Written Notice will not be considered complete until all necessary supporting documentation required or requested by us has been received by us at our Administrative Office.

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                               GENERAL PROVISIONS

THE POLICY. This Policy is issued in consideration of the attached application and payment of the Initial Premium. This Policy, the attached application and any additional applications at the time of reinstatement constitute the entire contract. All statements in these applications, in the absence of fraud, will be deemed representations and not warranties. No statement can be used to void this Policy or be used in defense of a claim unless it is contained in the written application. No policy provision can be waived or changed except by endorsement. Such endorsement must be signed by our President or Secretary.

OWNERSHIP. This Policy belongs to the Owner. The Owner, as named in the application or subsequently changed, may exercise all rights under this Policy while either or both of the Joint Insureds are living. If two Owners are named, this Policy will be owned jointly and the consent of each Owner will be required to exercise ownership rights under the Policy.

We will not be bound by any change in the Ownership designation unless it is made by Written Notice. The change will be effective on the date the Written Notice is accepted by us. If we request, this Policy must be returned to our Office for endorsement.

BENEFICIARY. The Beneficiary, as named in the application or subsequently changed, will receive the benefits payable upon the death of the Surviving Insured. If the Beneficiary dies before the Surviving Insured, the Contingent Beneficiary, if named, becomes the Beneficiary. If no Beneficiary survives the Surviving Insured, the benefits payable upon the death of the Surviving Insured will be paid to the Owner or the Owner's estate.

We will not be bound by any change in the Beneficiary designation unless it is made by Written Notice. The change will be effective on the date the Written Notice was signed; however, no change will apply to any payment we made before the Written Notice is received. If we request, this Policy must be returned to our Office for endorsement.

ASSIGNMENT. This Policy may be assigned. We will not be bound by any assignment unless made by Written Notice. The assignment will be effective on the date the Written Notice is received at our Office and accepted by us. We assume no responsibility for the validity of any assignment.

AGE AND SEX. If either Joint Insured's date of birth or sex is not correctly stated, the death benefit will be adjusted. The death benefit will be adjusted based on what the cost of insurance charge for the most recent monthly deduction would have purchased based on the correct date of birth and sex.

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INCONTESTABILITY. This Policy shall be incontestable after it has been in force, while both Joint Insureds are still alive, for two years from the Policy Date.
At the end of the second policy year, we will mail the Owner a notice requesting to know if either Joint Insured has died. Failure to tell us of the death of a Joint Insured will not avoid a contest, if we have basis to do so, even if the Policy is still in force.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.

SUICIDE. If either Joint Insured dies by suicide, while sane or insane, within two years from the Policy Date or two years from the effective date of any reinstatement of this Policy, this Policy shall terminate and our total liability, including all Riders attached to this Policy, will be limited to the total premiums paid within such two year period less any loan and any prior withdrawals during such period. In that event, such proceeds will be payable to the Owner, if surviving, otherwise to the Owner's estate. No other death benefit will be payable.

ANNUAL REPORT. We will send a report to the Owner at least once each year. It will show for the Policy:

1. The current cash value;                   4. Any current policy loans;
2. The current Net Surrender Value;          5. Activity since the last report;
3. The current death benefit;                6. Projected values.




Additional activity within each Subaccount showing investment experience will also be provided.

TERMINATION.  This Policy will terminate on the earliest of:

1. The Maturity Date;                          3.  The end of the grace period;
2. The date of the Surviving Insured's death;  4.  The date of surrender.

POLICY PAYMENT. All proceeds to be paid upon termination will be paid in one sum unless otherwise elected under the Settlement Options section of this Policy.

All payments and transfers from the Subaccounts will be processed as provided in this Policy unless one of the following situations exists:

1.   The New York Stock Exchange is closed; or
2.   The SEC requires that trading be restricted or declares an emergency; or
3.   The SEC allows us to defer payments to protect our policyowners.

We reserve the right to defer the payment of any Fixed Account values for the period permitted by law, but not for more than 6 months.

CONVERSION RIGHTS. At any time upon Written Notice within the first 2 policy years, the Owner may elect to transfer all Subaccount values to the Fixed Account without a transfer charge.

PROTECTION OF PROCEEDS. Unless the Owner directs by filing Written Notice, no Beneficiary may assign any payments under this Policy before the same are due. To the extent permitted by law, no payments under this Policy will be subject to the claims of creditors of any Beneficiary.

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                            DEATH BENEFIT PROVISIONS

DEATH BENEFIT. The death benefit is based upon the Specified Amount, Option Type and the limitation percentage applicable at time of death.

SPECIFIED AMOUNT. The Specified Amount is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section or reduced by a cash withdrawal.

OPTION TYPE. The Option Type is as shown on the Policy Schedule Page, unless changed in accordance with the Changes section of this provision.

If Option Type A is in effect, the death benefit is the greater of:

1.   the Specified Amount; or
2. the limitation percentage times the cash value of this Policy on the date of the Surviving Insured's death.

If Option Type B is in effect, the death benefit is the greater of:

1. the Specified Amount plus the cash value of this Policy on the date of the Surviving Insured's death; or
2. the limitation percentage times the cash value of this Policy on the date of the Surviving Insured's death.

LIMITATION PERCENTAGE. The limitation percentage is a percentage based on attained age of the younger Joint Insured at the beginning of the policy year equal to:

      Attained Age                       Limitation Percentage
      40 and under                       250%
      41 through 45                      250% minus 7% for each age over age 40
      46 through 50                      215% minus 6% for each age over age 45
      51 through 55                      185% minus 7% for each age over age 50
      56 through 60                      150% minus 4% for each age over age 55
      61 through 65                      130% minus 2% for each age over age 60
      66 through 70                      120% minus 1% for each age over age 65
      71 through 75                      115% minus 2% for each age over age 70
      76 through 90                      105%
      91 through 95                      105% minus 1% for each age over age 90
      96 and older                       100%

CHANGES. The Owner may change the Option Type or decrease the Specified Amount after the third policy year by Written Notice. Either one change or one decrease may be allowed within each policy year. The change will be effective on the first Monthiversary on or next following the day we receive the Written Notice. No change in the Option Type will be allowed if the resulting Specified Amount would be less than the Minimum Specified Amount shown on the Policy Schedule Page. A change in the Option Type will change the Specified Amount as follows:

1. If the change is from Option Type A to Option Type B, the Specified Amount after such change will be equal to: (a) the Specified Amount prior to such change; minus (b) the cash value on the date of change.

2. If the change is from Option Type B to Option Type A, the Specified Amount after such change will be equal to: (a) the Specified Amount prior to such change; plus (b) the cash value on the date of change.

We reserve the right to limit any decrease in the Specified Amount to no more than 20% of the then current Specified Amount. Any decrease will become effective on the first Monthiversary on or next following the day we receive the request. No decrease will be allowed if: (a) the Specified Amount after any requested decrease would be less than the Minimum Specified Amount shown on the Policy Schedule Page; or (b) the requested decrease would force a cash withdrawal in order to maintain compliance with the definition of a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds is the amount payable by us under this Policy provided this Policy has not terminated prior to the Surviving Insured's death. Except as provided in the Suicide section of the General Provisions, the Death Benefit Proceeds will be equal to:

1.   The death benefit; minus
2.   Any monthly deductions due during the grace period; minus
3.   Any outstanding policy loan; plus
4.   Any unearned loan interest.

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                           SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT. The variable benefits under this Policy are provided through the Separate Account as shown on the Policy Schedule Page. The assets of the Separate Account are our property. Assets equal to the reserve and other contractual liabilities under all policies issued in connection with the Separate Account will not be charged with liabilities arising out of any other business we may conduct. If the assets of the Separate Account exceed the liabilities arising under the policies supported by the Separate Account, then the excess may be used to cover the liabilities of our general account. The assets of the Separate Account shall be valued as often as any policy benefits vary, but at least monthly.

SUBACCOUNTS. The Separate Account has various Subaccounts with different investment objectives. We reserve the right to add or remove any Subaccount of the Separate Account. Income, if any, and any gains or losses, realized or unrealized, from assets in each Subaccount are credited to, or charged against, the amount allocated to that Subaccount without regard to income, gains, or losses in other Subaccounts. Any amount charged against the investment base for federal or state income taxes will be deducted from that Subaccount. The assets of each Subaccount are invested in shares of a corresponding series fund portfolio. The value of a portfolio share is based on the value of the assets of the portfolio determined at the end of each Valuation Period in accordance with applicable law.

TRANSFERS. The Owner may transfer all or a portion of this Policy's value in each Subaccount to other Subaccounts or the Fixed Account. We reserve the right to charge a $10 fee for each transfer after the first twelve transfers during any one policy year. This charge will be deducted from the funds transferred. A request for a transfer must be made in a form satisfactory to us. The transfer will ordinarily take effect on the first Valuation Date on or following the date the request is received at our Office. We reserve the right to revoke, modify, postpone or suspend the ability to make transfers, or any feature of the ability to make transfers, at any time.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of contracts to which this Policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account", as used in this Policy, shall then mean the Separate Account to which the assets were transferred. We also reserve the right to add, delete, or substitute investments held by any Subaccount.

We reserve the right, when permitted by law, to:

1.   Deregister the Separate Account under the Investment Company Act of 1940;

2.   Manage the Separate Account under the direction of a committee at any time;

3. Restrict or eliminate any voting privileges of owners or other persons who have voting privileges as to the Separate Account;

4. Combine the Separate Account or any Subaccount(s) with one or more other separate accounts or subaccounts;

5.   Operate the Separate Account as a management investment company;

6. Establish additional Subaccounts to invest in either a new series of the series fund, or in shares of another diversified, open-end registered investment company; and

7. Fund additional classes of variable life insurance contracts through the Separate Account.

CHANGE OF INVESTMENT OBJECTIVE. We reserve the right to change the investment objective of a Subaccount. If required by law or regulation, an investment objective of the Separate Account, or of a series fund portfolio designated for a Subaccount, will not be materially changed unless a statement of the change is filed with and approved by the appropriate insurance official of the state of our domicile or deemed approved in accordance with such law or regulation. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this Policy is delivered.

UNIT VALUE. Some of the policy values fluctuate with the investment results of the Subaccounts. In order to determine how investment results affect the policy values, a unit value is determined for each Subaccount. The unit value may increase or decrease from one Valuation Period to the next. Unit values also will vary between Subaccounts. The unit value of any Subaccount at the end of a Valuation Period is the result of:

1. The total value of the assets held in the Subaccount. This value is determined by multiplying the number of shares of the designated series fund portfolio owned by the Subaccount times the net asset value per share; minus

2. The accrued risk charge for adverse mortality and expense experience. The daily amount of this charge is equal to the net assets of the Subaccount multiplied by the Mortality and Expense Risk Charge shown on the Policy Schedule Page; minus

3. The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by us to be properly attributable to the Subaccount; and the result divided by

4.   The number of outstanding units in the Subaccount.

The use of the unit value in determining policy values is described in the Policy Value Provisions.

                               PREMIUM PROVISIONS

PAYMENT. The Initial Premium shown on the Policy Schedule Page must be paid on or before the Policy Date. All premiums after the Initial Premium are payable at our Office.

PREMIUMS. The amount and frequency of the Planned Premium are shown on the Policy Schedule Page. The amount and frequency may be changed upon request, subject to our approval.

While this Policy is in force, additional premiums may be paid at any time prior to the Maturity Date. We reserve the right to limit or refund any premium if:

1.   The amount is below our current minimum payment requirement; or
2. The premium would increase the death benefit by more than the amount of the premium; or
3. The premium would disqualify this Policy as a life insurance contract as defined by the United States Internal Revenue Code and applicable regulations.

GRACE PERIOD. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions on such day, we will mail a notice to the last known address of the Owner and any assignee of record. A grace period of 61 days after the mailing date of the notice will be allowed for the payment of premiums. The notice will specify the minimum payment and the final date on which such payment must be received by us to keep the Policy in force. The Policy will remain in force during the grace period. If the amount due is not received by us within the grace period, all coverage under the Policy and any Riders will terminate without value at the end of the grace period.

Until the No Lapse Date shown on the Policy Schedule Page, no grace period will begin provided the total premiums received (minus any withdrawals and minus any outstanding loans) equals or exceeds the Minimum Monthly Guarantee Premium times the number of months for such premium since the Policy Date, including the current month. The Minimum Monthly Guarantee Premium is as shown on the Policy Schedule Page unless changed due to a requested change under the Policy. Upon such change, the Owner will be notified of the new Minimum Monthly Guarantee Premium and the effective date for the new premium.

REINSTATEMENT. If this Policy terminates, as provided in the Grace Period section, it may be reinstated. The reinstatement is subject to:

1. Receipt at our Office of a Written Notice. Such notice must be within 5 years after the date of termination and prior to the Maturity Date; and
2.   Receipt of evidence of insurability satisfactory to us; and
3.   Payment of a minimum premium sufficient to provide a net premium to cover
     (a) 1 monthly deduction at the time of termination, plus (b) the next 2 monthly deductions which will become due after the time of reinstatement; and
4. Payment of an additional amount sufficient to cover any surrender charge as of the date of reinstatement.

The effective date of a reinstatement shall be the first Monthiversary on or next following the day we approve the application for reinstatement. Any policy loan as of the date of termination will not be reinstated. Any cash value equal to the policy loan on the date of reinstatement will also not be reinstated.

                             POLICY VALUE PROVISIONS

NET PREMIUM. The net premium equals the premium paid times the Net Premium
     Factor shown on the Policy Schedule Page.

ALLOCATION OF NET PREMIUMS. Net premiums will be allocated to the Subaccounts of the Separate Account and the Fixed Account on the first Valuation Date on or following the date the premium is received at our Office; except any net premium received prior to the Policy Date will be allocated on the first Valuation Date on or following the Policy Date. All net premiums allocated prior to the Record Date will be allocated to the Money Market Subaccount. On the first Valuation Date on or following the Record Date, the values in the Money Market Subaccount will be transferred in accordance with the Owner's allocation as shown in the application.

Any allocation to any Account must not be less than 10%. No fractional percentages are permitted. The allocation may be changed by the Owner. We reserve the right to limit such change to once each year. The request for change of allocations must be in a form satisfactory to us. The allocation change will be effective on the date the request for change is recorded by us.

MONTHLY DEDUCTIONS. On each Monthiversary, a monthly deduction for this Policy will be made equal to the sum of the following:

1.   The Monthly Policy Charge;
2.   The monthly cost of insurance for this Policy;
3.   The Monthly Death Benefit Guarantee Charge;
4.   Any charges for benefits provided by Riders attached to this Policy.

Deductions will be withdrawn from each Subaccount and the Fixed Account in accordance with the Owner's current allocation. If the value of any Account is insufficient to pay its part of the monthly deduction, the monthly deduction will be taken on a pro rata basis from all Accounts.

MONTHLY POLICY CHARGE. Both the Initial and Guaranteed Monthly Policy Charge are shown on the Policy Schedule Page. It is our intention to charge the Initial Monthly Policy Charge each month; however, we reserve the right to increase the Monthly Policy Charge up to the Guaranteed Monthly Policy Charge after the first policy year. Any change in this charge will be applied uniformly to all policies in effect for the same length of time.

MONTHLY COST OF INSURANCE. The monthly cost of insurance on each Monthiversary is determined as follows:

1.   Divide the death benefit on the Monthiversary by 1.0032737; and
2.   Reduce the result by the cash value on the Monthiversary; and
3.   Multiply (2) by the appropriate monthly cost of insurance rates.

MONTHLY COST OF INSURANCE RATES. The monthly cost of insurance rates are based on the sex, attained age, plan of insurance and rating class of the persons insured. Monthly cost of insurance rates may be changed by us from time to time. A change in the cost of insurance rates will apply uniformily to all persons of the same sex, attained age, plan of insurance and rating class and whose policies have been in effect for the same length of time. Any increase in the rates will not exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates.

MONTHLY DEATH BENEFIT GUARANTEE CHARGE. The charge is equal to the Monthly Death Benefit Guarantee Charge as shown on the Policy Schedule Page times the initial Specified Amount. This charge will be deducted up until the No Lapse Date. On and after the No Lapse Date, this charge will be zero.

SUBACCOUNT VALUE. At the end of any Valuation Period, the value of the Subaccount is equal to the number of units that the Policy has in the Subaccount, multiplied by the unit value of the Subaccount.

The number of units in a Subaccount is equal to:

1.   The initial units purchased on the Policy Date; plus
2. Units purchased at the time additional net premiums are allocated to the Subaccount; plus
3. Units purchased through transfers from another Subaccount or the Fixed Account; minus
4.   Those units redeemed to pay for monthly deductions as they are due; minus
5.   Any units redeemed to pay for cash withdrawals; minus
6. Any units redeemed as part of a transfer to another Subaccount or the Fixed Account.

FIXED ACCOUNT VALUE. At the end of any Valuation Period, the Fixed Account value is equal to:

1.   All net premiums allocated to the Fixed Account; plus
2.   Any amounts transferred from a Subaccount to the Fixed Account; plus
3.   Total interest credited to the Fixed Account; minus
4.   Any amounts charged to pay for monthly deductions as they are due; minus
5.   Any amounts withdrawn from the Fixed Account to pay for cash withdrawals;
     minus
6.   Any amounts transferred from the Fixed Account to a Subaccount.

Interest on the Fixed Account will be compounded daily at a minimum guaranteed effective annual interest rate of 4% per year. We may declare from time to time various higher current interest rates. We may also apply a different current interest rate to that part of the cash value that equals the loan reserve.

On transfers from the Fixed Account to a Subaccount, we reserve the right to impose the following limitations:

1. Written Notice must be received by us within 30 days after a policy anniversary.
2.   The transfer will take place on the date we receive such Written Notice.
3. The maximum amount that may be transferred is the greater of (a) 25% of the amount in the Fixed Account; or (b) the amount transferred in the prior policy year from the Fixed Account.

We further reserve the right to defer payment of any amounts from the Fixed Account for no longer than six months after we receive Written Notice.

CASH VALUE. At the end of any Valuation Period, the cash value of the Policy is equal to the sum of the Subaccount values plus the Fixed Account value.

NET SURRENDER VALUE. The Net Surrender Value is the amount payable upon surrender of this Policy. The Net Surrender Value as of any date is equal to:

1.   the cash value as of such date; minus
2.   any surrender charge as of such date; minus
3.   any outstanding policy loan; plus
4.   any unearned loan interest.

SURRENDER CHARGE. During the first 15 policy years, a surrender charge will be incurred upon surrender of this Policy. The charge is calculated as:
(a) x (b+c+d) where:

(a) is the Surrender Charge Percentage varying by policy year as shown on the Policy Schedule Page;
(b) is the Issue Charge as shown on the Policy Schedule Page times the initial Specified Amount;
(c) is the Initial Percentage as shown on the Policy Schedule Page times the sum of all premiums paid up to the Guideline Premium as shown on the Policy Schedule Page;
(d) is the sum of all premiums paid in excess of the first Guideline Premium times the Excess Percentage as shown on the Policy Schedule Page.

SURRENDER. The Owner may surrender this Policy for the Net Surrender Value at any time while the Policy is in force. Payment will usually be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions.

WITHDRAWALS. Cash withdrawals may be made any time after the first policy year and while the Policy is in force. Only one withdrawal is allowed during a policy year. The amount of a withdrawal may be limited to no less than $500 and to no more than 10% of the Net Surrender Value. The request for a withdrawal must be by Written Notice. A processing fee of no more than $25 will be deducted from each withdrawal amount and the balance will be paid to the Owner.

When a withdrawal is made, the cash value shall be reduced by the amount of the withdrawal. If the death benefit is Option Type A, the Specified Amount shall also be reduced by the amount of the withdrawal. These reductions will result in a reduction in the death benefit, which may be determined from the Death Benefit section. No withdrawal will be allowed if the resulting Specified Amount would be less than Minimum Specified Amount shown on the Policy Schedule Page.

The Accounts from which the withdrawal will be made may be specified in the Written Notice. If no Account is specified, the withdrawal amount will be withdrawn from each Account in accordance with the Owner's current allocation instructions. Payment will be made within seven days of Written Notice, subject to the Policy Payment section of the General Provisions of this Policy.

CONTINUATION OF INSURANCE. Subject to the Grace Period section of the Premium Provisions, insurance coverage under this Policy and any benefits provided by rider will be continued in force until the Net Surrender Value is insufficient to cover the monthly deductions. This provision shall not continue this Policy beyond the Maturity Date nor continue any Rider beyond the date for its termination, as provided in the Rider.

INSUFFICIENT VALUE. If the Net Surrender Value on any Monthiversary is not sufficient to cover the monthly deductions then due, this Policy shall terminate subject to the Grace Period section of the Premium Provisions.

BASIS OF COMPUTATIONS. Policy values and reserves are at least equal to those required by law. A detailed statement of the method of computation of values and reserves has been filed with the insurance department of the state in which this Policy was delivered.

POLICY LOANS. After the first policy year and during the continuance of this Policy, the Owner can borrow against the Policy an amount which is not greater than 90% of the cash value, less any surrender charge and any outstanding policy loan. The amount of any policy loan may be limited to no less than $500, except as noted below.

When a loan is made, an amount equal to the loan plus interest in advance until the next Anniversary will be withdrawn from the Accounts and transferred to the loan reserve. The loan reserve is a portion of the Fixed Account used as collateral for any policy loan. The Owner may specify the Account or Accounts from which the withdrawal will be made. If no Account is specified, the withdrawal will be made from each Account in accordance with the Owner's current premium allocation instructions.

The loan date is the date we process a loan request. Payment will usually be made within seven days of the date we receive a proper loan request, subject to the Policy Payment section of the General Provisions of this Policy. This Policy will be the sole security for the loan.

While this Policy is in force, any loan may be repaid. Any amounts received on this Policy will be considered premiums unless clearly marked as loan repayments.

Interest on any loan will be at the policy loan rate of 5.2%, payable annually in advance. Interest is due at each Anniversary. Interest not paid when due will be added to the loan and will bear interest at the same rate.

At each Anniversary, we will compare the amount of the outstanding loan (including interest in advance until the next Anniversary, if not paid) to the amount in the loan reserve. We will also make this comparison anytime the Owner repays all or part of the loan. At each such time, if the amount of the outstanding loan exceeds the amount in the loan reserve, we will withdraw the difference from the Accounts and transfer it to the loan reserve, in the same fashion as when a loan is made. If the amount in the loan reserve exceeds the amount of the outstanding loan, we will withdraw the difference from the loan reserve and transfer it to the Accounts in accordance with the Owner's current allocation instructions. However, we reserve the right to require the transfer to the Fixed Account.

-------------------------------------------------------------------------------

                               POLICY SPLIT OPTION

SPLIT OPTION. Subject to our evidence of insurability requirements, the Owner may request to split this Policy, not including any Riders, and purchase two permanent individual fixed account life insurance policies offered by us at the time of the request; one on the life of each Joint Insured. The Owner may request this Split Option by notifying us at our Office in writing within 90 days following either:

1. The later of the enactment or the effective date of a change in the Federal estate tax laws that would reduce or eliminate the unlimited marital deduction; or
2. The date of entry of a final decree of divorce with respect to the Joint Insureds; or
3. Written confirmation of a dissolution of a business partnership of which the partners are the Joint Insureds.

If more than one person owns this Policy, each Owner must agree to the split.

SPECIFIED AMOUNT. The initial specified amount for each new policy cannot be greater than 50% of this Policy's Specified Amount, not including the face amount of any Riders.

CASH VALUE. Cash value and indebtedness under this Policy will be allocated equally to each of the new policies. If one Joint Insured does not meet our insurability requirements we will pay the Owner one half of this Policy's Net Surrender Value and issue only the policy covering that Joint Insured who meets our insurability requirements or; the Owner may elect to keep this Policy in force on both Joint Insureds and no new policies will be issued.

ISSUE LIMITS/PREMIUM RATE CLASSIFICATION. The new policies will be subject to our minimum and maximum specified amounts and issue ages for the plan of insurance selected.

If one of the Joint Insureds is older than the new policy's maximum issue age at the time the split option is requested, our approval must be obtained to exercise this split option.

PREMIUMS. The premiums for the new policies will be based on each Joint Insured's attained age and premium rate class as determined by current evidence of insurability. Premiums are payable as of the policy dates for each new policy.

POLICY DATE. The policy date for each new policy will be the Monthiversary following notification to us to execute this split option.

OWNER/BENEFICIARY. The owner and beneficiary for the new policies will be those named in this Policy, unless otherwise specified.

-------------------------------------------------------------------------------

                               SETTLEMENT OPTIONS

EFFECTIVE DATE AND FIRST PAYMENT DUE. The effective date of a settlement option will be either the date of surrender or the date of death of the Surviving Insured. The first payment due will be on the effective date of the settlement option.

BETTERMENT OF MONTHLY ANNUITY.  The payee will receive the greater of:

1.   The income rate guaranteed in this Policy; or
2. The income rates in effect for us at the effective date of the settlement option.

AVAILABILITY. If the payee is not a natural person, a settlement option is only available with our permission. No settlement option is available if:

1.   The payee is an assignee; or 2. The periodic payment is less than $20.

AGE. Age, when required, means age nearest birthday on the effective date of the option. We will furnish rates for other ages and for two males or two females upon request.

PROOF OF AGE. Prior to making the first payment under this Policy, we reserve the right to require satisfactory evidence of the birthdate and sex of any payee. If required by law to ignore differences in sex of any payee, annuity payments will be determined using unisex rates.

PROOF OF SURVIVAL. Prior to making any payment under this Policy, we reserve the right to require satisfactory evidence that any payee is alive on the due date of such payment.

INTEREST AND MORTALITY. All settlement options are based on a guaranteed interest rate of 3%. Mortality is based on the "1983 Table a" mortality table with projection. Gender based mortality tables will be used unless prohibited by law.

AMOUNT OF MONTHLY ANNUITY PAYMENT. The amount of each monthly annuity payment will be determined by multiplying:

1. The appropriate rate based on the guaranteed interest rate and, for Options B and C, the mortality table for the payments; times

2.   The proceeds as of the effective date of the settlement option.

OPTIONS. The following options are available for payment of monthly annuity payments. The rates shown are the guaranteed rates for each $1,000 of proceeds at selected ages. Any guaranteed rates not shown for the options below will be available upon request. Higher current rates may be available as of the effective date of the settlement option.

Option A - Fixed Period. The proceeds will be paid in equal installments. The installments will be paid over a fixed period determined from the following table:

                           FIXED PERIOD
                            (IN MONTHS)            RATE
                           ------------           -----
                                  60              17.91
                                 120               9.61
                                 180               6.87
                                 240               5.51

Option B - Life Income. The proceeds will be paid in equal installments determined from the following table. Such installments are payable:

1.   during the payee's lifetime only (Life Annuity); or
2. during a 10 Year fixed period certain and for the payee's remaining lifetime (Certain Period); or
3. until the sum of installments paid equals the proceeds applied and for the payee's remaining lifetime (Installment Refund).

                       Life Annuity                         Certain Period                      Installment Refund
Payee's        Male       Female      Unisex        Male        Female       Unisex       Male        Female       Unisex
Age
  55           4.20        3.81         4.01       4.15         3.79         3.98          4.00       3.71         3.85
  60           4.67        4.17         4.43       4.59         4.14         4.37          4.37       4.02         4.19
  65           5.33        4.68         5.01       5.17         4.61         4.90          4.84       4.42         4.62
  70           6.26        5.39         5.82       5.89         5.24         5.58          5.45       4.94         5.18
  75           7.53        6.42         6.97       6.75         6.06         6.42          6.24       5.64         5.91
  80           9.33        7.95         8.63       7.66         7.04         7.37          7.25       6.57         6.88
  85          11.84       10.21        11.02       8.48         8.04         8.27          8.55       7.78         8.14
  90          15.31       13.49        14.40       9.08         8.81         8.96         10.21       9.30         9.74

Option C - Joint and Survivor Life Income. The proceeds will be paid in equal installments during the joint lifetime of two payees and continuing upon the death of the first payee for the remaining lifetime of the survivor.

                              WESTERN RESERVE LIFE
                              ASSURANCE CO. OF OHIO

-------------------------------------------------------------------------------




       Joint Survivorship Flexible Premium Variable Life Insurance Policy
          Death Benefit Proceeds Payable at Death of Surviving Insured
                             Prior to Maturity Date
                  Net Surrender Value Payable at Maturity Date
         Flexible Premiums Payable During Lifetime of Surviving Insured
                             Until the Maturity Date
                        Non-Participating - No Dividends
                    Some Benefits Reflect Investment Results